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                                                                     Exhibit 11

February 19, 1997

The INTRUST Funds
3435 Stelzer Road
Columbus, OH 43219

Ladies and Gentlemen:

        Reference is made to the registration statement on Form N-14 being filed herewith with the Securities and Exchange Commission (the "Registration Statement") with respect to certain shares of beneficial interest (the "Shares") of the INTRUST Funds, an unincorporated association of the type commonly referred to as a Delaware business trust (the "Trust"), representing interests in the Institutional Service Class Shares of the INTRUST Kansas Tax Exempt Bond Fund, a series of the Trust, to be issued pursuant to a certain Agreement and Plan of Reorganization (the "Reorganization Agreement") between the Trust and SEI Tax Exempt Trust described in the Registration Statement.

        We have examined such records, documents and other instruments and have made such other examinations and inquiries as we have deemed necessary to enable us to express the opinion set forth below.

        Based upon and subject to the foregoing, we are of the opinion that the Shares, when issued in accordance with the terms of the Reorganization Agreement, will be validly issued, fully paid and non-assessable by the Trust.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration.

                                                Very truly yours,


                                                BAKER & McKENZIE